Exhibit 99.1

GFI Group Inc. Announces Fourth Quarter and

Full Year 2011 Results and Completion of Restructuring

•                  Fourth Quarter

•                  GAAP Total Revenues: $234.3 Million; Non-GAAP Total Revenues: $222.3 Million

•                  GAAP Net Revenues: $204.6 Million; Non-GAAP Net Revenues: $192.6 Million

•                  GAAP Net Loss: $22.1 Million, or a loss of $0.19 per Diluted Share, after a $19.7 Million Restructuring Charge

•                  Non-GAAP Net Loss: $7.5 Million or a loss of $0.06 per Diluted Share

•                  Full Year

•                  GAAP Total Revenues: $1.02 Billion; Non-GAAP Total Revenues: $1.01 Billion

•                  GAAP Net Revenues: $880.8 Million; Non-GAAP Net Revenues: $874.5 Million

•                  GAAP Net Loss: $3.2 Million or a loss of $0.03 per Diluted Share

•                  Non-GAAP Net Income: $26.5 Million or $0.21 per Diluted Share

•                  Quarterly Cash Dividend Declared of $0.05 per Share

New York,  February 16, 2012 — GFI Group Inc. (NYSE: GFIG), a leading provider of wholesale brokerage services, clearing services, electronic execution and trading support products for global financial markets, reported today its financial results for the fourth quarter and year ended December 31, 2011.  The Company also reported the completion of a cost savings initiative during the fourth quarter.

Highlights

•                  GAAP net revenues were $204.6 million for the fourth quarter of 2011, an increase of 4.2% from $196.4 million in the fourth quarter of 2010.  On a non-GAAP basis, net revenues increased 0.6% to $192.6 million from $191.5 million in the fourth quarter of 2010.

•                  GAAP brokerage revenues for the fourth quarter of 2011 were down 1.3% to $174.5 million compared with $176.8 million in the fourth quarter of 2010.  On a non-GAAP basis, brokerage revenues decreased 1.8% to $173.7 million from $176.8 million in the fourth quarter of 2010.

•                  GFI completed a global restructuring in the fourth quarter that resulted in a $19.7 million pre-tax charge for severance and other restructuring costs.

•                  Compensation and employee benefits expense in the fourth quarter of 2011 was 78.7% of net revenues on a GAAP basis, but 71.6% on a non-GAAP basis. This compares with 70.9% of net revenues on a GAAP basis and 71.8% on a non-GAAP basis in the fourth quarter of 2010.

•                  Non-compensation expenses were 34.5% of net revenues on a GAAP basis and 30.9% on a non-GAAP basis in the fourth quarter of 2011.  This compares with 28.7% of net revenues on a GAAP basis and 27.4% on a non-GAAP basis in the fourth quarter of 2010.

•                  Net loss for the fourth quarter of 2011 was $22.1 million on a GAAP basis, or a loss of $0.19 per diluted share, compared with net income of $4.3 million, or $0.03 per diluted share, in the fourth quarter of 2010.  On a non-GAAP basis, net loss for the fourth quarter of 2011 was $7.5 million, or a loss of $0.06 per diluted share, compared with non-GAAP net income of $3.6 million, or $0.03 per diluted share, in the fourth quarter of 2010.

•                  GAAP net loss for the year ended December 31, 2011 was $3.2 million, or a loss of $0.03 per diluted share, compared with net income of $25.6 million, or $0.20 per diluted share, for the year ended December 31,

2010.  On a non-GAAP basis, net income was $26.5 million, or $0.21 per diluted share, for the year ended December 31, 2011, compared with $33.6 million, or $0.27 per diluted share, for the year ended December 31, 2010.

•                  Cash earnings for the three month period ended December 31, 2011 were $12.5 million, or $0.11 per diluted share, compared with $22.5 million, or $0.18 per diluted share, for the same period in 2010.  Cash earnings were $107.4 million, or $0.85 per diluted share, for the year ended December 31, 2011, compared with $111.4 million, or $0.89 per diluted share, generated in the year ended December 31, 2010.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented:

“Total net revenues, on a non-GAAP basis, increased 10.1% year-over-year in 2011 due to growth in brokerage, Trayport and Fenics revenues, as well as the addition of a full year of Kyte revenues.  Despite this revenue growth, GFI’s profitability was adversely impacted as a result of higher debt service costs, continued investment in both staff and technology, increased regulatory compliance costs and a higher effective tax rate for the period.

“The full-year results were also impacted by particularly slow trading activity in the fourth quarter, as many market participants reduced their risk appetite and stayed on the sidelines due to the continuing sovereign debt crisis and geo-political and market uncertainties.  Non-GAAP brokerage revenues were down 1.8% year-over-year in the fourth quarter of 2011, as continued growth in commodity and emerging market financial product revenues were offset by lower fixed income and equity product revenues.  Despite suppressed market conditions in the quarter, we expanded our geographic and product footprint with the opening of our new Swiss office focusing on emerging market financial and fixed income products.

“We also continued to expand our electronic trade execution capabilities in the fourth quarter as approximately 60% of our brokerage revenues, excluding Kyte, were supported by our proprietary electronic trading systems.  Additionally, we now operate over 1,000 electronic matching sessions a week globally in fixed income, emerging market financial and commodity products.   This is over twice the number of sessions from a year ago and the number of sessions and users continues to grow.  We believe that the breadth of our hybrid electronic offerings and our market liquidity place us in a good position in the developing regulatory landscape.

“Our software, analytics and market data revenues grew 18.3% year-over-year in the fourth quarter and 21.4% for full year 2011 due to significant growth from our Trayport subsidiary.  We expect continued growth in our subscription-based Trayport and Fenics businesses as we develop new products and markets and look to expand our customer base.

“We completed a global restructuring initiative in the fourth quarter that included headcount reductions and resulted in a $19.7 million pre-tax charge.  We expect this restructuring initiative to reduce compensation and employee benefits expense in 2012 and anticipate pre-tax savings from the restructuring of approximately $19 million, or approximately $0.10 per diluted share on an after-tax basis.

“Our cash earnings per diluted share for full year 2011 were $0.85 per diluted share as compared with $0.89 per diluted share in 2010.

“Looking at our preliminary results through mid-February, total revenues are tracking up 5-6% compared to the same point in 2011.  January total revenues were up 2% compared to January 2011, while February total revenues are tracking up approximately 9%, indicating improving market conditions as we look toward March.”

Mr. Gooch concluded: “We are pleased to declare a quarterly cash dividend of $0.05 per share to our shareholders.”

Revenues

For the fourth quarter of 2011, total revenues were $234.3 million on a GAAP basis and $222.3 million on a non-GAAP basis.  This compares with total revenues of $222.2 million on a GAAP basis and $217.3 million on a non-GAAP basis in the fourth quarter of 2010.  Net revenues were $204.6 million on a GAAP basis and $192.6 million on a non-GAAP basis in the fourth quarter of 2011 compared with $196.4 million on a GAAP basis and $191.5 million on a non-GAAP basis in the fourth quarter of 2010. Brokerage revenues in the fourth quarter of 2011 were $174.5 million and $173.7 million on a GAAP and non-GAAP basis, respectively, compared with $176.8 million on a GAAP and non-GAAP basis in the fourth quarter of 2010.

GAAP revenues from commodity and financial products increased 14.5% and 5.2%, respectively, while equity and fixed income product revenues decreased 13.0% and 9.9%, respectively, in the fourth quarter of 2011 compared with the fourth quarter of 2010.  By geographic region, brokerage revenues increased 4.8% in the Americas, but decreased 10.0% in Asia-Pacific and 4.7% in EMEA, as compared to the fourth quarter of 2010.

Revenues from trading software, analytics and market data products for the fourth quarter of 2011 were $19.3 million, an increase of 18.3% from the same period of 2010.

Expenses

For the fourth quarter of 2011, compensation and employee benefits expense was $161.1 million and $138.0 million on a GAAP and non-GAAP basis, respectively.  This compared with $139.1 million on a GAAP basis and $137.5 million on a non-GAAP basis in the fourth quarter of 2010.  Non-GAAP compensation expense in the fourth quarter of 2011 excluded $19.4 million of expenses related to the cost restructuring, as well as $3.7 million in compensation-related start-up costs of our new Swiss office.  Compensation and employee benefits expense was 78.7% of net revenues on a GAAP basis and 71.6% on a non-GAAP basis in the fourth quarter of 2011 compared with 70.9% of net revenues on a GAAP basis and 71.8% on a non-GAAP basis in the fourth quarter of 2010.

Non-compensation expenses for the fourth quarter of 2011 on a GAAP basis were $70.5 million, or 34.5% of net revenues, compared with $56.6 million, or 28.7% of net revenues, in the fourth quarter of 2010. On a non-GAAP basis, non-compensation expenses for the fourth quarter of 2011 were $59.5 million, or 30.9% of net revenues, compared with $52.5 million, or 27.4% of net revenues, in the fourth quarter of 2010. Non-GAAP non-compensation expenses for the quarter exclude a $4.1 million write-down of available for sale securities, a $2.5 million write-down of investments in unconsolidated affiliates, and $1.2 million in start-up costs for the Swiss office.  The increase in non-GAAP non-compensation expenses as compared to the fourth quarter of 2012 largely relate to increased interest expense resulting from our $250 million senior notes offering completed in July 2011, as well as incremental communications and market data expense associated with an expanded brokerage workforce and professional fees.

The effective tax rate for 2011 was 39.0% on a non-GAAP basis, compared to 18.5% on a GAAP basis and 25.0% on a non-GAAP basis for 2010.

Earnings

On a GAAP basis, net loss for the fourth quarter of 2011 was $22.1 million, or a loss of $0.19 per diluted share, compared with net income of $4.3 million, or $0.03 per diluted share, in the fourth quarter of 2010.  On a non-GAAP basis, net loss for the fourth quarter of 2011 was $7.5 million, or a loss of $0.06 per diluted share, compared with $3.6 million, or $0.03 per diluted share, for the fourth quarter of 2010.

On a non-GAAP basis, cash earnings for the fourth quarter of 2011 were $12.5 million, or $0.11 per diluted share, compared with $22.5 million, or $0.18 per diluted share, for the same period in 2010.

Full Year Results

Net revenues for the year ended December 31, 2011 were $880.8 million, on a GAAP basis, compared to $795.0 million, for the year ended December 31, 2010.  Net loss was $3.2 million on a GAAP basis, or a loss of $0.03 per diluted share, for the year ended December 31, 2011 compared with net income of $25.6 million, or $0.20 per diluted share, for 2010.

On a non-GAAP basis, net revenues for the full year 2011 were $874.5 million, compared to $794.0 million, for the year ended December 31, 2010.  Non-GAAP net income was $26.5 million, or $0.21 per diluted share, for the year ended December 31, 2011 compared with net income of $33.6 million, or $0.27 per diluted share, for 2010.

On a non-GAAP basis, cash earnings for the year-ended December 31, 2011 were $107.4 million, or $0.85 per diluted share, compared with $111.4 million, or $0.89 per diluted share, for 2010.

Dividend Declaration

The Board of Directors of GFI has declared a quarterly cash dividend of $0.05 per share payable on March 30, 2012 to shareholders of record on March 15, 2012.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by GFI include non-GAAP total revenues, non-GAAP net revenues, non-GAAP net income, non-GAAP diluted earnings per share, cash earnings and cash earnings per share. These non-GAAP financial measures currently exclude from the Company’s statement of income amortization of acquired intangibles and certain other items that management views as non-operating, non-recurring or non-cash as detailed in the reconciliation included in the financial tables attached to this release.

In addition, GFI may consider whether other significant non-operating, non-recurring or non-cash items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account estimated adjustments to income tax expense with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. GFI’s management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity, as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes. Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results. GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

A reconciliation of these non-GAAP financial measures to GAAP is included in the financial tables attached to this release.

Conference Call

GFI has scheduled an investor conference call to discuss its fourth quarter results at 8:30 a.m. (Eastern Time) on Friday, February 17, 2012. Those wishing to listen to the live conference call via telephone should dial 1-800-860-2442 in North America and +1-412-858-4600 in Europe, and ask for “GFI”.

A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Website. For web cast registration information, please visit: http://www.gfigroup.com. Following the conference call, an archived recording will be available on the same site.

Supplementary Financial Information

GFI has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (NYSE: “GFIG”) is a leading provider of wholesale brokerage services, clearing services, electronic execution and trading support products for global financial markets. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of fixed income, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 2,100 people with additional offices in London, Paris, Nyon, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Bogota, Dubai, Dublin, Tel Aviv, Los Angeles and Sugar Land (TX). GFI Group Inc. provides services and products to over 2,600 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFISM, GFInet®, CreditMatch®, GFI ForexMatch®, EnergyMatch®, FENICS®, Starsupply®, Amerex®, Trayport® and Kyte®.

Forward-looking statement

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of GFI Group Inc. (the “Company”) and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes; securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; uncertainties relating to litigation and the Company’s ability to assess and integrate acquisition prospects. Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Christopher Giancarlo

Executive Vice President

investorinfo@gfigroup.com

Chris Ann Casaburri

Investor Relations Manager

212-968-4167

chris.casaburri@gfigroup.com

Media Contact:

Patricia Gutierrez

Vice President - Public Relations

212-968-2964

patricia.gutierrez@gfigroup.com

- FINANCIAL TABLES FOLLOW -

GFI Group Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues
Agency commissions	$125,584	$127,774	$561,026	$534,239
Principal transactions	48,907	49,064	235,580	215,563
Total brokerage revenues	174,491	176,838	796,606	749,802
Clearing services revenues	25,513	20,325	112,735	41,878
Interest income from clearing services	682	439	2,300	671
Equity in net earnings of unconsolidated businesses	523	2,088	10,466	3,974
Software, analytics and market data	19,292	16,313	73,620	60,637
Other income	13,829	6,235	19,746	5,640
Total revenues	234,330	222,238	1,015,473	862,602

Interest and transaction-based expenses
Transaction fees on clearing services	24,074	19,189	108,283	39,918
Transaction fees on brokerage services	5,184	6,348	24,541	27,213
Interest expense from clearing services	496	289	1,878	427
Total interest and transaction-based expenses	29,754	25,826	134,702	67,558
Revenues, net of interest and transaction-based expenses	204,576	196,412	880,771	795,044

Expenses
Compensation and employee benefits	161,068	139,131	627,368	558,248
Communications and market data	15,364	13,210	60,728	49,579
Travel and promotion	9,887	10,618	40,011	37,517
Rent and occupancy	6,481	5,860	24,664	22,413
Depreciation and amortization	9,278	9,552	38,943	34,431
Professional fees	7,772	6,050	27,413	25,949
Interest on borrowings	7,512	2,692	25,759	11,063
Other expenses	14,244	8,604	35,803	24,041
Total other expenses	231,606	195,717	880,689	763,241

(Loss) income before (benefit from) provision for income taxes	(27,030)	695	82	31,803

(Benefit from) provision for income taxes	(4,945)	(3,759)	2,647	5,884

Net (loss) income before attribution to non-controlling shareholders	(22,085)	4,454	(2,565)	25,919

Less: Net income attributable to non-controlling interests	58	153	616	304
GFI’s net (loss) income	$(22,143)	$4,301	$(3,181)	$25,615

Basic (loss) earnings per share	$(0.19)	$0.04	$(0.03)	$0.21
Diluted (loss) earnings per share	$(0.19)	$0.03	$(0.03)	$0.20

Weighted average shares outstanding - basic	115,804,367	120,916,750	118,334,995	120,275,918

Weighted average shares outstanding - diluted	115,804,367	128,064,439	118,334,995	125,522,128

GFI Group Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

As a Percentage of Net Revenues

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues
Agency commissions	61.4%	65.1%	63.7%	67.2%
Principal transactions	23.9%	25.0%	26.7%	27.1%
Total brokerage revenues	85.3%	90.1%	90.4%	94.3%
Clearing services revenues	12.5%	10.4%	12.8%	5.3%
Interest income from clearing services	0.3%	0.2%	0.3%	0.1%
Equity in net earnings of unconsolidated businesses	0.3%	1.0%	1.2%	0.5%
Software, analytics and market data	9.3%	8.3%	8.4%	7.6%
Other income	6.8%	3.2%	2.2%	0.7%
Total revenues	114.5%	113.2%	115.3%	108.5%

Interest and transaction-based expenses
Transaction fees on clearing services	11.8%	9.8%	12.3%	5.0%
Transaction fees on brokerage services	2.5%	3.2%	2.8%	3.4%
Interest expense from clearing services	0.2%	0.2%	0.2%	0.1%
Total interest and transaction-based expenses	14.5%	13.2%	15.3%	8.5%
Revenues, net of interest and transaction-based expenses	100.0%	100.0%	100.0%	100.0%

Expenses
Compensation and employee benefits	78.7%	70.9%	71.2%	70.2%
Communications and market data	7.5%	6.7%	6.9%	6.3%
Travel and promotion	4.8%	5.4%	4.6%	4.7%
Rent and occupancy	3.2%	3.0%	2.8%	2.8%
Depreciation and amortization	4.5%	4.9%	4.4%	4.3%
Professional fees	3.8%	3.1%	3.1%	3.3%
Interest on borrowings	3.7%	1.4%	2.9%	1.4%
Other expenses	7.0%	4.2%	4.1%	3.0%
Total other expenses	113.2%	99.6%	100.0%	96.0%

(Loss) income before (benefit from) provision for income taxes	-13.2%	0.4%	0.0%	4.0%

(Benefit from) provision for income taxes	-2.4%	-1.9%	0.3%	0.7%

Net (loss) income before attribution to non-controlling shareholders	-10.8%	2.3%	-0.3%	3.3%

Less: Net income attributable to non-controlling interests	0.0%	0.1%	0.1%	0.0%
GFI’s net (loss) income	-10.8%	2.2%	-0.4%	3.3%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Brokerage Revenues by Product Categories:
Fixed Income	$47,222	$52,412	$234,498	$237,681
Financial	41,016	38,981	191,689	155,945
Equity	36,715	42,194	174,862	173,519
Commodity	49,538	43,251	195,557	182,657

Total brokerage revenues	$174,491	$176,838	$796,606	$749,802

Brokerage Revenues by Geographic Region:
Americas	$75,739	$72,236	$311,519	$293,344
Europe, Middle East, and Africa	82,229	86,243	392,895	379,660
Asia-Pacific	16,523	18,359	92,192	76,798

Total brokerage revenues	$174,491	$176,838	$796,606	$749,802

	December 31,	December 31,
	2011	2010

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$245,879	$313,875
Deposits with clearing organizations	33,885	26,845
Total balance sheet cash on hand	279,764	340,720
Balance sheet cash per share	2.38	2.79

Total assets (1)	1,190,549	1,271,024
Total debt, including current portion	250,000	192,446
Stockholders’ equity	447,212	490,711

Selected Statistical Data:
Brokerage personnel headcount (2)	1,271	1,161
Employees	2,176	1,990
Broker productivity for the period (3)	$136	$156

(1)                                  Total assets include receivables from brokers, dealers and clearing organizations of $217.9 million and $243.8 million at December 31, 2011 and December 31, 2010, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates, as well as balances with clearing organizations. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations, as well as to clearing customers, for these unsettled transactions.

(2)                                  Brokerage personnel headcount includes brokers, traders, trainees and clerks.

(3)                                  Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

GAAP revenues	$234,330	$222,238	$1,015,473	$862,602
Mark-to-market (gain) loss on forward hedges of future foreign currency revenues	(1,487)	(199)	239	2,882
Fair value mark-to-market on future purchase commitment	(9,679)	(1,009)	(6,941)	(200)
Recovery of previously reserved balances	—	—	(609)	—
Accounting impact of increased ownership stake in an investee	—	—	1,863	—
Remeasurement of previously held equity interest	—	(3,695)	—	(3,695)
Revenues from start-up operations	(817)	—	(817)	—
Total Non-GAAP Revenues	222,347	217,335	1,009,208	861,589

GAAP interest and transaction-based expenses	29,754	25,826	134,702	67,558

Non-GAAP revenues, net of interest and transaction based expenses	192,593	191,509	874,506	794,031

GAAP other expenses	231,606	195,717	880,689	763,241
Amortization of intangibles	(2,955)	(2,874)	(12,190)	(7,815)
Debt redemption costs	—	—	(5,975)	—
Writedown of available for sale securities	(4,094)	—	(4,094)	—
Writedown of investments in unconsolidated affiliates	(2,480)	—	(4,735)	—
Professional & other fees for business development activities	—	(288)	—	(4,159)
(Loss) gain on settlement of pre-acquisition receivable	—	(890)	942	(890)
Contract restructuring in contemplation of acquisition	—	(1,597)	—	(1,597)
Severance and other restructuring	(19,732)	—	(19,732)	—
Expenses from start-up operations	(4,871)	—	(4,871)	—
Non-GAAP other expenses	197,474	190,068	830,034	748,780

Non-GAAP pre-tax (loss) income	(4,881)	1,441	44,472	45,251

Income tax impact on Non-GAAP items	7,483	1,492	14,697	5,429
Non-GAAP provision for (benefit from) income taxes	2,538	(2,267)	17,344	11,313

Less: Net income attributable to non-controlling interests	58	153	616	304

GFI’s Non-GAAP net (loss) income	(7,477)	3,555	26,512	33,634

Non-GAAP diluted net (loss) income per share	$(0.06)	$0.03	$0.21	$0.27

Pre-tax adjustments to arrive at cash earnings
Amortization of RSUs	7,645	6,485	30,831	26,674
Amortization of cash sign-on and retention bonuses	5,984	5,823	23,281	24,429
Depreciation and other amortization	6,302	6,678	26,732	26,616
Total pre-tax adjustments to cash earnings	19,931	18,986	80,844	77,719

Non-GAAP pre-tax cash earnings from ongoing operations	15,050	20,427	125,316	122,970

Non-GAAP provision for (benefit from) income taxes	2,538	(2,267)	17,344	11,313

Less: Net income attributable to non-controlling interests	58	153	616	304

GFI’s Non-GAAP net cash earnings from ongoing operations	$12,454	$22,541	$107,356	$111,353

Non-GAAP cash earnings per share	$0.11	$0.18	$0.85	$0.89

Weighted average shares outstanding - diluted	115,804,367	128,064,439	126,608,348	125,522,128

GFI Group Inc.

Adjusted EBITDA

($ in ‘000’s, except share and per share amounts)	4Q10	1Q11	2Q11	3Q11	4Q11	Last twelve months (LTM)

Net income (loss) per U.S. GAAP before attribution to non-controlling interests	$4,454	$7,604	$5,794	$6,122	$(22,085)

Plus: Net (income) loss attributable to non-controlling interests	(153)	(858)	357	(57)	(58)
GFI’s net income (loss)	4,301	6,746	6,151	6,065	(22,143)

Plus: Extraordinary and other non-recurring (gains) and losses (i.e., non-GAAP adjustments)	746	10,066	3,850	8,325	22,149

Plus: Interest expense	2,981	3,262	3,893	6,499	8,008

Less: Interest income	(774)	(690)	(1,090)	(996)	(835)

Plus: Income tax (benefit) expense	(3,759)	2,672	2,036	2,884	(4,945)

Plus: Depreciation and amortization expense (excluding intangibles)	6,678	6,842	6,728	6,860	6,302

Plus: Amortization of RSUs	6,485	7,492	7,917	7,777	7,645

Plus: Amortization of cash sign-on bonuses	5,823	5,998	5,496	5,803	5,984

Adjusted EBITDA	$22,481	$42,388	$34,981	$43,217	$22,165	$142,751

Weighted average shares outstanding - diluted						115,804,367

Adjusted EBITDA per share (pre-tax)						$1.23